Exhibit 19

I.Tompkins Financial Corporation Insider Trading Policy
Purpose. This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Tompkins Financial and the handling of confidential information about Tompkins Financial Corporation and its subsidiaries (collectively, “Tompkins Financial” or the “Company”) and the companies with which the Tompkins Financial does business. Tompkins Financial’s Board of Directors has adopted this Policy to promote compliance with federal and state laws that prohibit certain persons who are aware of material, nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy. This Policy applies to all directors, community bank board directors, executive officers and other employees of Tompkins Financial Corporation and its subsidiaries, as well as family members (as further defined below). For purposes of this Policy, any references to directors should be read to include the members of the community bank boards of Tompkins Community Bank.
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Tompkins Financial and to not engage in transactions in Tompkins Financial’s securities while in possession of material nonpublic information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Tompkins Financial, the Corporate Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations”.
Statement of Policy. It is the policy of Tompkins Financial that directors, executive officers and other employees of Tompkins Financial who are aware of material, nonpublic information relating to Tompkins Financial may not, directly or through family members or other persons or entities:
•engage in transactions in securities of Tompkins Financial Corporation (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934), or engage in any other action to take personal advantage of that information,
•recommend that others engage in transactions in securities of Tompkins Financial, or
•disclose that information to persons within Tompkins Financial whose jobs do not require them to have such information or others outside Tompkins Financial, including family and friends.
In addition, directors, executive officers or other employees of Tompkins Financial who, in the course of working for Tompkins Financial, learn of material nonpublic information about a company with which Tompkins Financial does business (including customers or suppliers or potential parties to contracts, mergers or acquisitions), may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions Subject to the Policy. For purposes of this Policy, references to “trading” and to “transactions” include purchases, sales and bona fide gifts of the Company’s securities, including the Company’s common stock and any other type of securities the Company may issue, including preferred stock, bonds, debentures, warrants, puts, and calls.
Option Exercises. This Policy applies to a sale of Company stock as part of a broker-assisted cashless exercise of an option, or any other open market sale for the purpose of generating the cash needed to pay the exercise price of an option. Otherwise, the Policy does not apply to the exercise of a stock option, or to the exercise of a tax withholding right pursuant to which you elect to have Tompkins Financial withhold shares subject to an option to satisfy tax withholding requirements. Subsequent sales of the common stock obtained upon exercise of stock options are subject to the Policy.
Tompkins Financial Corporation Employee Stock Ownership Plan and Tompkins Retirement Savings Plan (401(k) Plan)”. You should not make or change elections related to Company stock while you are aware of material nonpublic information. The Policy applies the following actions: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Tompkins Financial stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Tompkins Financial stock fund, (c) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Tompkins Financial stock fund balance, (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Tompkins Financial stock fund, and (e) an election to receive your in-service distributions in the form of cash requiring liquidation of some or all of your Tompkins Financial stock fund balance.
Dividend Reinvestment & Stock Purchase and Sale Plan (the “Stock Purchase Plan”). The Policy applies to your election to participate in the Stock Purchase Plan or increase or decrease your level of participation in the Stock Purchase Plan. Directors and executive officers of Tompkins Financial should follow the Pre-Clearance Procedures below before electing to participate in automatic monthly purchases of Tompkins Financial stock through the Stock Purchase Plan or increasing or decreasing their level of participation. The Policy also applies to your sale of any Tompkins Financial stock purchased pursuant to the Stock Purchase Plan.
Transactions by Family Members. Tompkins Financial’s Insider Trading Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Tompkins Financial securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Tompkins Financial securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Tompkins Financial’s securities.
Post-Termination Transactions. The Tompkins Financial Insider Trading Policy continues to apply to your transactions in Tompkins Financial securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Tompkins Financial securities until that information has become public or is no longer material.
Material Nonpublic Information.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. In short, it is any information that could reasonably be expected to affect Tompkins Financial’s stock price, whether it is positive or negative. Some examples of information that ordinarily would be regarded as material are:
•annual, quarterly or monthly financial results;
•projections of earnings or significant changes in revenue or earnings trends;
•negotiations or agreements regarding mergers, acquisitions, divestitures, business combinations or tender offers;
•changes in dividend policies;
•declaration of a stock split or the offering of additional securities;
•proposed or contemplated restructurings or recapitalizations;
•information that might have a significant impact on the business or financial affairs of a major customer to the extent that it could significantly affect the quality of Tompkins Financial’s loan portfolio or our earnings;
•internal significant financial information that departs from what the market would expect;
•knowledge of a significant lawsuit against the company, commencement of any significant litigation involving the company or any developments relating to such litigation;
•knowledge of a breach or unauthorized access of Tompkins Financial’s property, data or other assets, including its facilities and information technology infrastructure and those of its third-party vendors, which has, or reasonably has the potential to, result in a material loss or expense to Tompkins Financial.
•significant new products or discoveries that could impact company prospects;
•impending bankruptcy or financial liquidity problems;
•gain or loss of a substantial customer or supplier, if that is significant enough to affect the earnings outlook;
•significant labor matters;
•material financing transactions by Tompkins Financial or its subsidiaries;
•unexpected or unusual significant gains or losses, including without limitation an unexpected and significant fraud-related loss;
•significant regulatory changes;
•changes in senior management.
This list is not intended to be exhaustive -- many other types of information may be material. If there is any doubt, assume that information is material and do not trade. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.
When Information is “Public” and Timing of Transactions. If you are aware of material nonpublic information, you may not trade until the information has been disclosed (or disseminated) in a manner sufficient to ensure its availability to the investing public and to allow investors the opportunity to evaluate the information.
Information generally will be considered publicly disclosed if it has been disclosed in a press release distributed through a widely circulated news or wire service, or in public disclosure documents filed with the Securities and Exchange Commission (“SEC”). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and investors.
Generally, information will be deemed to have been adequately disseminated to and absorbed by the market by the beginning of the third business day after the information has been publicly released. If, for example, Tompkins Financial were to make a public announcement on a Monday, you should not trade in Tompkins Financial’s securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day. Moreover, individuals should not trade in Tompkins Financial securities if a development of major importance is expected to be announced within a few months and should wait until after the public announcement of any such material development before trading in Tompkins Financial securities.
Tipping Material Nonpublic Information to Others. A person may be liable for “tipping” by communicating, on other than a need-to-know basis, material nonpublic information to third parties, or recommending, suggesting or discussing the purchase or sale of a security while aware of such information, particularly if the person receives a direct or indirect personal benefit from the tip. The benefit received need not be monetary; it could take other forms, such as a gift or enhancement of reputation. The Policy prohibits directors, executive officers and all employees of Tompkins Financial from passing on to other entities or persons, including friends, relatives or business associates, material nonpublic information about Tompkins Financial or companies with which Tompkins Financial does business, including customers or suppliers, or potential parties to contracts, mergers or acquisitions. “Tipping” does not have to involve express or explicit communications; rather, it can occur when the context of a communication suggests the existence or significance of material nonpublic information.
Consequences for Violations. The consequences of insider trading violations can be severe.
Civil and Criminal Penalties. Insider trading violations can expose Tompkins Financial and its insiders to tremendous liability. Employees and others who trade on material nonpublic information may be liable for civil fines of up to three times the profit gained or loss avoided, and for criminal penalties. The maximum criminal fine for individuals is $5 million and the maximum jail sentence is 20 years. The maximum criminal fine for corporations is $25 million.
Controlling Person Liability. Insider trading violations can also expose Tompkins Financial and its directors, officers and other supervisory personnel to “controlling person liability”. Generally, any person who controls a person who commits an insider trading violation may be independently liable for a civil penalty of up to the greater of $1 million and three times the profit gained or loss avoided resulting from the violation. A controlling person can be an individual director, officer or supervisor or anyone with power to influence or control another person, as well as the Company.
Other Consequences. The consequences of insider trading are not limited to civil damages and criminal penalties. Unauthorized disclosure of material nonpublic information can:
•subject Tompkins Financial to additional costs, including attorneys’ fees;
•subject Tompkins Financial to possible civil liability for the breach of contracts with third parties;
•force Tompkins Financial to publicly announce the material nonpublic information at a disadvantageous time;
•subject the person disclosing the information, as well as Tompkins Financial, to possible civil and criminal liability under state securities laws; and
•subject the person disclosing the information and Tompkins Financial to potential civil liability under the federal securities laws to third parties who bought or sold securities.

If you violate this Policy, company-imposed sanctions, including dismissal for cause, could result. Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish a reputation and irreparably damage a career.
Moreover, insider trading by directors, executive officers and employees of Tompkins Financial may damage Tompkins Financial’s reputation for integrity and ethical conduct. Tompkins Financial considers this reputation a critical corporate asset.

    Special/Prohibited Transactions. Tompkins Financial has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

    Hedging Transactions are Prohibited. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and publicly traded options. Such hedging transactions may permit a director, officer or employee to continue to own company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the company’s other shareholders. Therefore, directors, executive officers and their family members are prohibited from engaging in any such transactions, and all other employees of Tompkins Financial are strongly encouraged to avoid engaging in these transactions.

    Short Sales are Prohibited. Short sales of company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Tompkins Financial’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the company’s performance. Further, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. For these reasons, short sales of company securities are prohibited.

    Pledging Transactions and Margin Securities are Discouraged. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale of Company securities in volume may have a disproportionate impact on the Company stock, and because such sales could occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in company securities, directors and executive officers are prohibited from, directly or indirectly, pledging a significant number of the Company’s equity securities (as described in more detail in the Tompkins Financial Corporate Governance Guidelines), and all other employees of Tompkins Financial are strongly discouraged from pledging their shares. Any Company securities held or pledged in this manner will be deducted when calculating whether a director has accumulated the minimum number of shares stated in the Tompkins Financial Corporation Corporate Governance Guidelines or corresponding director compensation resolutions.

    Additional Trading Restrictions and Procedures.
Quarterly Trading Window. Tompkins Financial’s announcement of its quarterly financial results almost always has a potential to have a material effect on the market for Tompkins Financial’s securities. Tompkins Financial directors, executive officers, certain employees identified by the Corporate Secretary and family members of the foregoing must limit trading in Tompkins Financial’s securities to quarterly trading windows. All other employees of Tompkins Financial are strongly encouraged to limit trading in Tompkins Financial’s securities to quarterly trading windows. Each quarterly trading window “opens” on the third business day after Tompkins Financial publicly announces its quarterly financial results and closes four weeks prior to the end of the next fiscal quarter. Therefore, if Tompkins Financial publicly announces its quarterly financial results on a Monday, the trading window will open on Thursday. If you are in possession of material nonpublic information you are prohibited from trading under Tompkins Financial’s insider trading policy whether or not it is within a quarterly trading window.

Special Blackout Periods. From time to time, certain types of material nonpublic information regarding the Company (for example, negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which certain directors, officers or employees are prohibited from trading in the Company’s securities. In addition, as and to the extent the Company maintains a pension plan (as contemplated by Section 306 of the Sarbanes-Oxley Act of 2002), directors, officers and employees who are involved in the preparation of the Company’s financial statements, or the Company’s periodic reports containing financial statements, may not purchase, sell or otherwise acquire or transfer any equity securities of Tompkins Financial during the periods prohibited by this law and its implementing regulations. If the Company imposes a special blackout period, or if a pension fund blackout applies beyond the Quarterly Trading Windows described above, the Corporate Secretary will notify all persons affected.

    Pre-Clearance Procedures. The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. Accordingly, the Company’s directors, executive officers, and their family members may not engage in any transaction in Company Securities without first obtaining written pre-clearance of the transaction from the Company’s Corporate Secretary, Chief Financial Officer, or Chief Executive Officer (each an “Approving Officer”). The Approving Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. A request for pre-clearance should be submitted to the Company’s Corporate Secretary at least two (2) business days in advance of the proposed transaction.

When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Corporate Secretary. The requestor should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

Directors and executive officers must request pre-clearance at least five (5) business days in advance of entering into trading plans or placing limit orders (or any order placed with a broker which pertains to future trading, collectively referred to as “Trading Plans”) or electing to participate in automatic monthly purchases of Tompkins Financial stock through the Stock Purchase Plan or increasing or decreasing their level of participation.

In addition to the other applicable requirements of this Policy, directors and executive officers may not enter into Trading Plans unless:

1)Such person provides at least five (5) business days’ notice of the Trading Plan. This notice must contain the exact parameters of the Trading Plan as provided to the insider’s broker (e.g., plan dates, pricing parameters, etc.). Note that Trading Plans intended to comply with Rule 10b5-1 require a cooling off period of at least 90 days before trades may be executed under the Trading Plan.

2)The Approving Officer approves of the proposed Trading Plan in writing.

3)As trades are executed under the Trading Plan, the person is solely responsible for notifying the Corporate Secretary of such executions, so that Form 4s can be timely filed. Multiple Form 4s may be filed as the Trading Plan is executed.

4)The person must notify the Corporate Secretary in advance of any early termination of the Trading Plan.

5)The pre-clearance will expire on the last date of the Trading Plan (as submitted with the original notice) or its earlier termination. Further trades, or additional trading plans, must be pre-cleared using the same process.

Questions. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from any of the following persons: the Deputy Corporate Secretary, Associate General Counsel, or Corporate Secretary.

Updated as of January 2025